UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

CENTERPLATE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Supplement dated May 2, 2005 to

Proxy Statement dated April 18, 2005

201 East Broad Street

Spartanburg, SC 29306

May 2, 2005

Dear Security Holder:

      Since April 18, 2005, the date of the proxy statement announcing the 2005 Annual Meeting of security holders of Centerplate, Inc., a Delaware corporation, Lawrence E. Honig, Chairman of the Board of Directors and Chief Executive Officer, resigned at the request of Centerplate’s Board of Directors. The Board named David M. Williams to serve as Acting Chairman of the Board of Directors and Janet L. Steinmayer to serve as Acting Chief Executive Officer while a search is conducted for a permanent chief executive. Mr. Williams has been a director since December 2003, when Centerplate completed its initial public offering. Ms. Steinmayer was named President of Centerplate in February 2005 and has served as an executive officer and General Counsel of Centerplate or its predecessors since 1993.

      The 2005 Annual Meeting of security holders is still scheduled to take place at 9:00 a.m. E.D.T. on Wednesday, May 18, 2005 at the Jacob K. Javits Convention Center, 655 W. 34th Street, New York, NY 10001 (entrance on 11th Avenue and West 39th Street) in order to elect directors and to ratify the appointment of Deloitte & Touche LLP as Centerplate’s independent auditors for fiscal year 2005. Except for Mr. Honig, who will no longer be a nominee for election to the Board of Directors, all the other nominees remain as stated in the previously filed proxy statement.

      Please vote your shares promptly, because your vote is important. Thank you for your interest in Centerplate.

Sincerely yours,

David M. Williams
Acting Chairman of the Board of Directors